Exhibit 99.01
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A&R Edelman
Reagan Crossley
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The Blueshirt Group
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Immersion Corporation Reports Second Quarter 2010 Results
SAN JOSE, Calif., Aug 5, 2010 — Immersion Corporation (NASDAQ: IMMR), the leader in developing and licensing haptics technology, today reported financial results for the second quarter and six months ended June 30, 2010.
Revenues for the second quarter of fiscal 2010 were $8.5 million, an increase of 27% compared to revenues of $6.7 million for the second quarter of 2009. Net income for the second quarter of 2010 was $180,000, or $0.01 per share. This compares to net loss of $(8.9) million or $(0.32) per share, for the second quarter of 2009.
“Our second quarter performance reflects strong growth in our royalty and license revenue driven by continued traction for our haptic solutions across a variety of end markets. In addition, we benefitted from the reconciliation of certain customers’ royalty reports in the gaming market and from non-recurring revenue in the medical business of approximately $1.1 million,” said Immersion CEO Victor Viegas. “With the prior corporate headwinds largely behind us, our ability to focus on execution, coupled with a strong value proposition and favorable industry trends are allowing us to post strong growth in our ongoing business. As we move forward, we remain on track to meet or exceed the high end of our $25 — $30 million annual revenue outlook, and for the third quarter, based on our current visibility, we expect revenues to be in the range of $6.0 million to $6.5 million, which is consistent with historical seasonal trends. We remain excited about our ability to capitalize on the opportunities within the large and rapidly growing markets we serve.”
Revenues for the six months ended June 30, 2010 were $18.2 million, an increase of 28% compared to revenues of $14.2 million for the six month period ended June 30, 2009. Net loss for the six months ended June 30, 2010 was $(2.5) million, or $(0.09) per share as compared to net loss of $(15.0) million, or $(0.54) per share, in the same period last year.
As of June 30, 2010, Immersion’s cash, cash equivalents, and short-term investments were $63.9 million, compared to $64.6 million as of March 31, 2010.

Q2 Corporate Highlights
     Immersion recently:
•	Announced a worldwide license agreement in medical training and simulation with Simbionix, successfully bringing to a close its patent infringement litigation against the company.

•	Announced a licensing agreement with SOFAR S.p.A., a leading Italian manufacturer of medical devices for minimally invasive surgery, for TouchSense haptics technology for use in its ALF-X telesurgical robot system.

•	Announced its TouchSense 2100 solution, a new haptics solution showcased at the SID Display Week 2010, which powers touch feedback effects in user experience designs for mass market, touch screen-enabled applications.

•	Received the Clarus Innovation Award recognizing technology leadership by MDB Capital Group, an investment research firm focusing exclusively on companies that possess market changing, disruptive intellectual property.
Conference Call Information
Immersion will host a conference call with company management on Thursday, Aug 5, 2010 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss financial results for the second quarter ended June 30, 2010. To participate on the live call, analysts and investors should dial +1 877.941.8418 at least ten minutes prior to the start of the call. A replay of the call will be available until 11:59 p.m. Pacific time on August 12, 2010 by dialing +1 800.406.7325 and entering the passcode 4329142#. A live and archived webcast of the conference call will also be available for one year within the investor relations section of Immersion’s corporate Web site at www.immersion.com.
About Immersion (www.immersion.com)
Founded in 1993, Immersion (NASDAQ: IMMR) is the leading innovator in haptics technology; the company’s touch feedback solutions deliver a more compelling sense of the digital world. Using Immersion’s high-fidelity haptic systems, partners can transform user experiences with unique and customizable touch feedback effects; excite the senses in games, videos and music; restore “mechanical” feel by providing intuitive and unmistakable confirmation; improve safety by overcoming distractions while driving or performing a medical procedure; and expand usability when audio and visual feedback are ineffective. Immersion’s TouchSense technology provides haptics in mobile phone, automotive, gaming, medical and consumer electronics products from world-class companies. With over 900 issued or pending patents in the U.S. and other countries, Immersion helps bring the digital universe to life.
Forward-looking Statements
This press release contains “forward-looking statements” that involve risks and uncertainties as well as assumptions that, if they never materialize or prove incorrect, could cause the results of Immersion Corporation and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements.

All statements, other than the statements of historical fact, are statements that may be deemed forward-looking statements, including, but not limited to, the statement regarding our expectation that revenues for the third quarter will be in the range of $6.0 million to $6.5 million and future growth potential, and the statement that we remain on track to meet or exceed the high end of our $25 — $30 million annual revenue outlook.
Immersion’s actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Immersion’s business, which include, but are not limited to, the effects of the current negative macroeconomic climate; delay in or failure to achieve commercial demand for Immersion’s or its licensees’ products; a delay in or failure to achieve the acceptance of force feedback as a critical user experience; unexpected difficulties in transitioning to a pure IP licensing model; the commercial success of applications or devices into which Immersion’s technology is licensed; potentially lengthy sales cycles and design processes; adverse outcomes in any intellectual property-related litigation and the costs related thereto; unanticipated difficulties and challenges encountered in development efforts; potential restructuring charges; failure to retain key personnel; potential and actual claims and proceedings relating to such matters, including stockholder litigation and action by the SEC or other governmental agencies; and negative tax or other implications for Immersion resulting from the accounting adjustments; and other factors. Many of these risks and uncertainties are beyond the control of Immersion.
For a more detailed discussion of these factors, and other factors that could cause actual results to vary materially, interested parties should review the risk factors listed in Immersion’s Annual Report on Form 10-K for 2009, as amended, and most recent 10-Q which are on file with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release reflect Immersion’s beliefs and predictions as of the date of this release. Immersion disclaims any obligation to update these forward-looking statements as a result of financial, business, or any other developments occurring after the date of this release.
Immersion, the Immersion logo and TouchSense are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

Immersion Corporation
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	(1)
ASSETS
Cash and cash equivalents	$14,987	$19,828
Short-term investments	48,938	43,900
Accounts receivable, net	1,968	2,988
Inventories	524	2,001
Deferred income taxes	250	248
Prepaid expenses and other current assets	3,981	4,474

Total current assets	70,648	73,439

Property and equipment, net	2,375	3,498
Intangibles and other assets, net	11,658	10,897

TOTAL ASSETS	$84,681	$87,834

LIABILITIES
Accounts payable	$1,978	$1,382
Accrued compensation	1,686	1,387
Other current liabilities	1,341	3,087
Deferred revenue and customer advances	5,616	6,578

Total current liabilities	10,621	12,434

Long-term deferred revenue	18,310	18,851
Deferred income tax liabilities	250	248
Other long-term liabilities	578	560

TOTAL LIABILITIES	29,759	32,093

STOCKHOLDERS’ EQUITY	54,922	55,741

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$84,681	$87,834

(1)	Derived from Immersion’s annual audited consolidated financial statements.

Immersion Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2010	2009	2010	2009
Revenues:
Royalty and license	$6,304	$3,580	$12,707	$7,361
Product sales	1,850	2,772	4,818	6,051
Development contracts and other	321	330	659	776

Total revenues	8,475	6,682	18,184	14,188

Costs and expenses:
Cost of product sales (exclusive of amortization of intangibles shown separately below)	761	2,312	2,130	3,563
Sales and marketing	1,911	4,016	4,264	8,300
Research and development	2,005	3,412	4,466	7,341
General and administrative	3,084	4,841	8,800	9,226
Amortization of intangibles	204	224	439	439
Restructuring costs	—	705	—	1,351

Total costs and expenses	7,965	15,510	20,099	30,220

Operating income (loss)	510	(8,828)	(1,915)	(16,032)
Interest and other income	63	71	142	854

Income (loss) from continuing operations before provision for income taxes	573	(8,757)	(1,773)	(15,178)

Provision for income taxes	(423)	(300)	(762)	(391)

Income (loss) from continuing operations	150	(9,057)	(2,535)	(15,569)

Discontinued operations:
Gain on sales of discontinued operations	30	20	60	187
Gain from discontinued operations	—	166	1	401

Net income (loss)	$180	$(8,871)	$(2,474)	$(14,981)

Basic net income (loss) per share
Continuing operations	$0.01	$(0.33)	$(0.09)	$(0.56)
Discontinued operations	—	0.01	—	0.02

Total	$0.01	$(0.32)	$(0.09)	$(0.54)

Shares used in calculating basic net income (loss) per share	28,101	27,968	28,093	27,946

Diluted net income (loss) per share
Continuing operations	$0.01	$(0.33)	$(0.09)	$(0.56)
Discontinued operations	—	0.01	—	0.02

Total	$0.01	$(0.32)	$(0.09)	$(0.54)

Shares used in calculating diluted net income (loss) per share	28,519	27,968	28,093	27,946